Exhibit 23.5

 [Letterhead of Fangda Partners]

June 4, 2014

Trina Solar Limited
No. 2 Tian He Road
Electronics Park, New District
Changzhou, Jiangsu 213031
People’s Republic of China

Ladies and Gentlemen:

We hereby consent to the use of our name under the captions “Enforceability of Civil Liabilities” and “Legal Matters” in the prospectus included in the registration statement on Form F-3, originally filed by Trina Solar Limited on June 4, 2014, with the Securities and Exchange Commission under the Securities Act of 1933, as amended. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Very truly yours,

/s/ Fangda Partners

Fangda Partners